       Savings Plan for Hourly Paid Employees of The Stanley Works

                     Audited Financial Statements
                      and Supplemental Schedules

               Years ended December 31, 1993 and 1992





                               Contents

Report of Independent Auditors                                              1

Audited Financial Statements

Statement of Financial Condition at December 31, 1993                       2
Statement of Financial Condition at December 31, 1992                       3
Statement of Income and Changes in Plan Equity for the Year Ended
  December 31, 1993                                                         4
Statement of Income and Changes in Plan Equity for the Year Ended
  December 31, 1992                                                         5
Notes to Financial Statements                                               6


Supplemental Schedules

Assets Held for Investment                                                 11
Transactions or Series of Transactions in Excess of 5% of the Current Value
  of Plan Assets                                                           12

                   Report of Independent Auditors

Pension Committee of The Board of Directors
The Stanley Works

We have audited the accompanying statements of financial condition of the Savings Plan for Hourly Paid Employees of The Stanley Works as of December 31, 1993 and 1992, and the related statements of income and changes in plan equity for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan at December 31, 1993 and 1992, and its income and changes in plan equity for the years then ended, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment as of December 31, 1993, and transactions or series of transactions in excess of 5% of the current value of plan assets for the year then ended, are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the 1993 financial statements and, in our opinion, are fairly stated in all material respects in relation to the 1993 financial statements taken as a whole.


                                              Ernst & Young


            March 18, 1994

              Savings Plan for Hourly Paid Employees of The Stanley Works

                          Statement of Financial Condition

                                   December 31, 1993

                                Stanley                Unallocated
                                 Stock       Loan        Stanley
                                 Fund        Fund      Stock Fund      Total

Assets
Investments, at current market
  value:
     The Stanley Works
       Common Stock:
         1,001,474 shares (cost
            $33,098,825)      $44,565,593                         $ 44,565,593
         1,555,538 shares
            (cost $53,515,799)                       $ 69,221,441   69,221,441
     Short-term investments       266,786                   2,731      269,517
                               -----------------------------------------------
                               44,832,379              69,224,172  114,056,551

Dividends and interest
  receivable                      337,675                 533,183      870,858
Loans to participants                     $ 3,327,218                3,327,218
Due from The Stanley Works        134,930                              134,930
                               -----------------------------------------------
                              $45,304,984 $ 3,327,218 $69,757,355 $118,389,557
                              ================================================
Liabilities and plan equity
Liabilities:
  Due to Savings Plan for Salaried
    Employees of The Stanley
    Works                     $   157,530                           $  157,530
  Benefits payable                175,600                              175,600
  Debt                                                $61,603,171   61,603,171
  Plan forfeitures                 45,652                               45,652
                              ------------------------------------------------
                                  378,782              61,603,171   61,981,953

Plan equity                    44,926,202  $3,327,218   8,154,184   56,407,604
                              ------------------------------------------------
                              $45,304,984  $3,327,218 $69,757,355 $118,389,557
                              ================================================

See accompanying notes.


          Savings Plan for Hourly Paid Employees of The Stanley Works
                      Statement of Financial Condition
                             December 31, 1992


                                Stanley                Unallocated
                                 Stock       Loan        Stanley
                                 Fund        Fund      Stock Fund      Total
Assets
Investments, at current market
  value:
     The Stanley Works
       Common Stock:
        797,505 shares (cost
          $25,502,826)        $33,893,963                         $ 33,893,963
         1,669,556 shares
          (cost $57,299,782)                          $70,956,130   70,956,130
      Short-term investments      737,000                   1,000      738,000
                               -----------------------------------------------
                               34,630,963              70,957,130  105,588,093

Cash                                  163                   1,240        1,403
Dividends and interest
  receivable                      254,817                 554,355      809,172
Loans to participants                     $2,558,968                 2,558,968
Due from The Stanley Works        167,688                              167,688
                              ------------------------------------------------
                              $35,053,631 $2,558,968  $71,512,725 $109,125,324
                               ===============================================
Liabilities and plan equity
Liabilities:
  Due to broker for securities
    purchased                $    396,147                         $    396,147
  Due to Savings Plan for Salaried
     Employees of The Stanley
     Works                         95,753                               95,753
   Benefits payable                31,338                               31,338
   Debt                                               $63,831,676   63,831,676
   Plan forfeitures                53,527                               53,527
                                 ---------------------------------------------
                                  576,765              63,831,676   64,408,441

Plan equity                    34,476,866  $2,558,968   7,681,049   44,716,883
                               -----------------------------------------------
                              $35,053,631  $2,558,968 $71,512,725 $109,125,324
                              ================================================

See accompanying notes.


        Savings Plan for Hourly Paid Employees of The Stanley Works

                Statement of Income and Changes in Plan Equity

                         Year ended December 31, 1993
                           Stanley                Unallocated
                            Stock        Loan       Stanley
                            Fund         Fund      Stock Fund       Total
Investment income:
  Dividends            $ 1,222,981                 $ 2,155,635   $ 3,378,616
  Interest                  18,706   $   230,786        10,999       260,491
                       -----------------------------------------------------
                         1,241,687       230,786     2,166,634     3,639,107

Net realized and unrealized
  appreciation in The
     Stanley Works
  Common Stock           3,129,309                   2,049,294     5,178,603

Contributions:
  Employee               7,068,089                                 7,068,089
  Employer               3,380,681                                 3,380,681
                        ----------------------------------------------------
                        10,448,770                                10,448,770

Withdrawals:
  In cash               (2,110,312)                               (2,110,312)
  In The Stanley Works
    Common Stock          (229,570)                                 (229,570)
  Transfers to the
    Savings Plan for
    Salaried Employees
    of The Stanley Works  (139,047)                                 (139,047)
                       ------------------------------------------------------
                        (2,478,929)                               (2,478,929)

Administrative expenses    (39,101)                                  (39,101)
Plan forfeitures           (45,652)                                  (45,652)
Interest expense                                    (5,012,077)   (5,012,077)

Interfund transfers-net (1,806,748)     537,464      1,269,284         -
                        ----------------------------------------------------
Net increase            10,449,336      768,250        473,135    11,690,721

Plan equity at
  beginning of year     34,476,866    2,558,968      7,681,049    44,716,883
                      ------------------------------------------------------
Plan equity at
  end of year          $44,926,202  $ 3,327,218    $ 8,154,184   $56,407,604
                        ====================================================

See accompanying notes.



         Savings Plan for Hourly Paid Employees of The Stanley Works

                 Statement of Income and Changes in Plan Equity

                         Year ended December 31, 1992

                             Stanley                 Unallocated
                              Stock         Loan        Stanley
                               Fund         Fund      Stock Fund      Total
Investment income:
  Dividends                 $   913,144               $2,195,699   $3,108,843
  Interest                       17,918   $ 202,597       14,330      234,845
                             ------------------------------------------------
                                931,062     202,597    2,210,029    3,343,688

Realized gain on sales of The Stanley
  Works Common Stock:
     Proceeds                   853,000                               853,000
     Cost                       748,677                               748,677
                            -------------------------------------------------
                                104,323                               104,323

Unrealized appreciation in The
  Stanley Works Common Stock  1,914,173                1,932,962    3,847,135

Contributions:
  Employee                    6,104,979                             6,104,979
  Employer                    2,957,081                             2,957,081
                              -----------------------------------------------
                              9,062,060                             9,062,060

Withdrawals:
  In cash                    (2,003,174)                           (2,003,174)
  In The Stanley Works Common
     Stock                     (158,916)                             (158,916)
  Transfers to the Savings Plan for
     Salaried Employees of The
     Stanley Works             (359,926)                             (359,926)
                             -------------------------------------------------
                             (2,522,016)                           (2,522,016)

Administrative expenses         (28,304)                              (28,304)
Plan forfeitures                (53,527)                              (53,527)
Interest expense                                      (5,141,425)  (5,141,425)
Interfund transfers--net     (1,216,172)    193,854    1,022,318        -
                            -------------------------------------------------
Net increase                  8,191,599     396,451       23,884    8,611,934

Plan equity at
  beginning of year          26,285,267   2,162,517    7,657,165   36,104,949
                            -------------------------------------------------
Plan equity at end of year  $34,476,866 $ 2,558,968  $ 7,681,049  $44,716,883
                            =================================================

See accompanying notes.


         Savings Plan for Hourly Paid Employees of The Stanley Works

                         Notes to Financial Statements

                               December 31, 1993


1. Significant Accounting Policies

Investments
Plan investments consist primarily of shares of The Stanley Works Common Stock (hereinafter referred to as Stanley Stock, Common Stock or shares). The Stanley Works Common Stock is traded on a national exchange and is valued at the last reported sales price on the last business day of the plan year. Short-term investments consist of short-term bank-administered trust funds which earn interest daily at rates approximating U.S. Government securities; cost approximates market value.

Dividend Income
Dividend income is accrued on the ex-dividend date.

Gains or Losses on Sales of Investments
Gains or losses realized on the sales of investments are determined based on average cost.

Expenses
Administrative expenses not paid by The Stanley Works (the Company) are paid by the Plan.

2. Description of the Plan

The Plan operates as a leveraged employee stock ownership plan, is designed to comply with the Internal Revenue Code of 1986, as amended, and is subject to the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended. The Plan is a voluntary savings, defined contribution plan for eligible United States hourly paid employees of The Stanley Works.

Participants may contribute, through pre-tax payroll deductions, generally up to 12% of their compensation. Participant contributions are matched in an amount equal to 50% of a participant's pre-tax contribution to a maximum of 3 1/2% of compensation.

Participant and Company contributions are invested in the Stanley Stock Fund with a guarantee, which, if necessary, is satisfied by the Pension Plan for Hourly Paid Employees of The Stanley Works, that the investment return on such stock acquired with employee contributions will not be less than an investment return based on two-year U.S. Treasury notes.

The assets of the Plan are held in trust by an independent corporate trustee (the Trustee) pursuant to the terms of a written Trust Agreement between the Trustee and the Company. State Street Bank and Trust Company has been selected by the Board of Directors of the Company as Trustee.

          Savings Plan for Hourly Paid Employees of The Stanley Works

2. Description of the Plan (continued)

Employees are fully vested as to amounts in their savings accounts attributable to their own contributions and amounts transferred from the other qualified plans on their behalf. Participants with three or more years of service on January 1, 1987 who terminated employment before January 1, 1989 are vested in the portion of their savings account attributable to the Company matching contributions as follows: 0% during the first through fourth years of service, 40% after four years of service, 10% additional for each of the next six years, to 100% after ten years of service. All other participants are vested in 100% of the value of the Company matching contributions made on their behalf after five years of service, with no vesting in the matching contributions during the first through fifth years of service.

Benefits generally are distributed upon termination of employment resulting from death, disability, retirement or other termination. Normally, a lump-sum distribution is made in cash or shares of Common Stock, at the election of the participant, from the Stanley Stock Fund.

During active employment, subject to financial hardship rules, participants may withdraw, in cash only, all or a portion of vested amounts in their accounts.

Participants may borrow from their savings account up to an aggregate amount equal to the lesser of $50,000 or 50% of the value of their vested interest in such accounts with a minimum loan of $1,000. Each such loan is evidenced by a negotiable promissory note bearing a rate of interest equal to the prime rate as reported in The Wall Street Journal on the first business day of the month immediately preceding the calendar quarter during which the loan was made, which is payable, through payroll deductions, over a term of not more than five years. Starting in 1989, participants are allowed ten years to repay the loan if the proceeds are used to purchase a principal residence. Only one loan per participant may be outstanding at any time.

Effective for loans made after 1986, the $50,000 loan amount limitation is reduced by the participant's highest outstanding loan balance during the 12 months preceding the date the loan is made. If a loan is outstanding at the time a distribution becomes payable to a participant (or beneficiary), the distribution is made net of the loan outstanding, and the distribution shall fully discharge the Plan with respect to the participant's account value attributable to the outstanding loan balance.

          Savings Plan for Hourly Paid Employees of The Stanley Works

                    Notes to Financial Statements (continued)




2. Description of the Plan (continued)

The Plan borrowed $40,500,000 in 1989 from a group of financial institutions and $26,500,000 in 1991 from the Company (see Notes 3 and 4) to acquire 1,250,831 and 713,804 shares, respectively, of Common Stock from the Company's treasury and previously unissued shares. The shares purchased from the proceeds of the loans were placed in the Unallocated Stanley Stock Fund (the Unallocated Fund). Under the 1989 loan agreement, the Company guaranteed the loan and is obligated to make annual contributions sufficient to enable the Plan to repay the loan plus interest.

The Unallocated Fund makes monthly transfers of shares, in accordance with Plan provisions, to the Stanley Stock Fund in return for proceeds equivalent to the closing fair market value of the shares on the day prior to the transfer date. These proceeds, along with dividends received on allocated and unallocated shares and additional Company contributions, if necessary, are used to make monthly payments of principal and interest on the debt. Remaining unallocated dividends, if any, are applied to reduce the Company's matching contributions. As dividends on the allocated shares are applied to the payment of debt service, a number of shares having a fair market value at least equal to the amount of the dividends so applied are allocated to the savings accounts of participants who would otherwise have received cash dividends. Forfeitures of nonvested employee accounts are used to reduce future Company matching contributions.

The fair market value of shares released from the Unallocated Fund pursuant to loan repayments made during any year may exceed the total of employee contributions and Company matching contributions for that year. If that occurs, all participants who made contributions at any time during that year and who are employed by the Company on the last day of that year receive, on a pro rata basis, such excess value as an additional allocation of Stanley Stock for that year, a pro rata portion of such excess value.

Each participant is entitled to exercise voting rights attributable to the shares allocated to their account. The Trustee is not permitted to vote participant shares for which instructions have not been given by the participant. Shares in the Unallocated Fund are voted by the Trustee in the same proportion as allocated shares.

The Company reserves the right to terminate the Plan at any time, subject to Plan provisions. Upon such termination of the Plan, the interest of each participant in the trust fund will be distributed to such participant or his or her beneficiary at the time prescribed by the Plan terms and the Internal Revenue Code.

         Savings Plan for Hourly Paid Employees of The Stanley Works

2. Description of the Plan (continued)

The Plan sponsor has engaged The Wyatt Company to maintain separate accounts for each participant. Such accounts are credited with each participant's contributions, the allocated portion of the Company's matching contributions, related gains, losses and dividend income and loan activity.

There were 4,662 and 4,219 participants (4,405 and 4,058 of whom were active employees) in the plan as of December 31, 1993 and 1992, respectively, and 1,234 and 1,073, respectively, of whom had loans outstanding.

3. Debt

Debt consisted of the following at December 31:

                                                          1993         1992
Note payable in monthly installments to 2001
  with interest at 7.71%                            $ 35,295,697  $ 37,458,202

Note payable to the Company in monthly
  installments to 2026 with interest at 8.3%          26,307,474    26,373,474
                                                     -------------------------
                                                     $61,603,171   $63,831,676
                                                     =========================
The note payable to the Company is secured by shares held in the Unallocated Stock Fund. The number of shares held as security is reduced as shares are released to Stanley Stock Fund pursuant to principal and interest payments. During the year 19,436 shares were released and at December 31, 1993, 663,610 shares are pledged as security.

The  scheduled maturities  of debt  for the  next five  years are  as follows:
1994--$3,483,000;  1995--$3,830,000;  1996--$4,026,000;  1997--$4,352,000  and
1998--$4,716,000.

Payment of the Plan's debt has been guaranteed by the Company. Should the principal and interest due exceed the dividends paid on shares in the Stanley Stock and Unallocated Stock Funds, and employee and Company matching contributions, the Company is responsible for funding such shortfall.

         Savings Plan for Hourly Paid Employees of The Stanley Works

4. Transactions with Parties-in-Interest

Fees paid during 1993 and 1992 for management and other services rendered by parties-in-interest were based on customary and reasonable rates for such services. The majority of such fees were paid by the Company. Fees incurred and paid by the Plan during 1993 and 1992 were $39,101 and $28,304, respectively.

In 1991, the Plan borrowed $26,500,000 from the Company, the proceeds of which were used to purchase 713,804 shares of stock from the Company. The Plan made $2,252,476 of principal and interest payments related to such debt in 1993; at December 31, 1993, $26,307,474 was outstanding on such debt.

5. Income Tax Status

The Internal Revenue Service has ruled (September 13, 1990) that the Plan and the trust qualify under Sections 401(a) and 401(k) of the Internal Revenue Code (IRC) and are therefore not subject to tax under present income tax law. Once qualified, the Plan is required to operate in accordance with the IRC to maintain its qualification. The Pension Committee is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's qualified status.

Plan participants are not subject to federal income taxes on employer contributions or employee contributions, to the extent that such amounts meet IRC guidelines, or on dividends accruing to their accounts until distributions are made from the Plan. Lump-sum distributions are taxable to the extent of realized appreciation of the participant's account, employer's contributions and the employee's contributions which have not already been subject to tax.




          Savings Plan for Hourly Paid Employees of The Stanley Works

                          Assets Held for Investment

                               December 31, 1993

                       Description of Investment,
Identity of Issue,      Including Maturity Date,
 Borrower, Lessor       Rate of Interest, Par or                     Current
 or Similar Party         Maturity Value                Cost          Value

Common Stock:
  The Stanley Works*    2,557,012 shares of
                          Common Stock             $86,614,624  $113,787,034

Trust Fund:
  State Street Bank      Short-Term Investment
    and Trust            Fund--United States
    Company* (GSTIF)     Government securities         266,786       266,786

  State Street Bank
    and Trust            Short-Term Investment
    Company* (STIF)      Fund--Pooled Bank Fund          2,731         2,731

  Loans to participants   Promissory notes at prime rate
                          with maturities of not more
                          than five years            3,327,218     3,327,218
                                                  --------------------------
Total investments                                  $90,211,359  $117,383,769
                                                   =========================

* Indicates party-in-interest to the Plan.


               Savings Plan for Hourly Paid Employees of The Stanley Works

Transactions or Series of Transactions in Excess of 5% of the Current Value of Plan Assets

                        Year ended December 31, 1993

                                                                                            Current
                                                                    Expenses                Value of
                                                                    Incurred                Asset on
Identity of     Purchase Description    Selling    Lease              with       Cost of   Transaction   Net Gain
Party Involved         of Assets         Price     Price    Rental  Transaction   Asset       Date        (Loss)

Category (iii)--series of transactions in excess of 5 percent of plan assets

State Street Bank   Short-Term Investment
  and Trust           Fund-U.S. Government
  Company*            Securities                                               $11,333,552   $11,333,552

State Street Bank   Short-Term Investment
  and Trust           Fund-U.S. Government
  Company*            Securities       $11,803,766                              11,803,766    11,803,766

The Stanley Works*  109,077 shares of The
                      Stanley Works Common
                      Stock                                                      4,447,121     4,447,121

There were no category (i), (ii) or (iv) reportable transactions during 1993.
* Indicates party-in-interest to the Plan.

